EXHIBIT 10

Baker Technology Plaza, Suite 475	Phone: 952.564.3500
5929 Baker Road	Fax: 952.974.7887
Minnetonka, MN 55345
June 4, 2008
Mr. John R. Bingle
NewSight Corporation
2 Park Avenue, 18th Floor
New York, NY 10016
Dear Jay:
          Wireless Ronin Technologies, Inc., a Minnesota corporation (“WRT”), shall extend the maturity date of the Secured Promissory Note dated October 8, 2007 (the “Note”), from NewSight Corporation (“NewSight”) to WRT contingent upon the following terms and conditions:
          Extension. The Maturity Date of the Note is hereby extended from May 30, 2008 (as previously extended by our letter agreement dated April 4, 2008), to the earlier to occur of (i) August 15, 2008 or (ii) the completion of NewSight’s next financing transaction, excluding any financing of less than $3,000,000 solely from Prentice Capital Management, L.P. (“Prentice”) or its affiliates. The earlier to occur of (i) or (ii) above shall be referred to hereafter as the “New Maturity Date.”
          Contingent Extension. WRT will grant a contingent extension of the New Maturity Date to NewSight if NewSight pays WRT for all network operating and maintenance services according to the following terms: If NewSight pays WRT the entire amount due to WRT for network operating and maintenance services provided to NewSight through the date of this Letter Agreement, together with any and all amounts due to WRT for such services provided to NewSight in July 2008, on or before July 31, 2008, the New Maturity Date shall be extended to September 30, 2008; provided, however, that NewSight must pay any amounts due to WRT for any services WRT provides after July 2008 as and when due. If and only if NewSight elects to extend the New Maturity Date pursuant to this paragraph, failure to make such payments will be a default under this Agreement and under the Note. The amounts currently due and those amounts payable in the future under the Note and for network operating and maintenance services are listed on Exhibit A to this Letter Agreement and are mutually agreed by the parties. If New Sight does not elect to extend the New Maturity Date pursuant to this paragraph, then NewSight shall pay the amounts due for all network operating and maintenance services fees on or before the New Maturity Date.
          Effect Upon Agreements. Each of Prentice and WRT acknowledges and agrees that the Subordination Agreement by and between WRT and Prentice, effective October 12, 2007, is in full force and effect. NewSight and WRT acknowledge and agree that the Digital Signage Agreement, dated as of May 25, 2007, by and between WRT and

NewSight regarding CBL Mall Installations (the “CBL Mall Agreement”) is hereby terminated and no amounts are owed (other than those invoiced to date by WRT and remain unpaid) by either party to the other party under the CBL Agreement; provided, that NewSight acknowledges and agrees that it shall have no right to return any unused Equipment to WRT under Section 2(C) of the CBL Agreement before, on or following such termination. NewSight acknowledges and agrees that the Digital Signage Agreement by and between WRT and NewSight, effective October 12, 2007 (the “Meijer Agreement”) remains in full force and effect.
          Meijer Agreement. If upon completion of NewSight’s next financing transaction (excluding any financing solely from Prentice or its affiliates), NewSight retains ownership of the Meijer networks, then NewSight shall engage WRT to perform those services necessary to complete 85 Meijer stores not yet converted pursuant to the Meijer Agreement, provided that financing terms and pricing for goods and services required for this project are agreed to by the parties with each party agreeing to enter into good faith negotiations with respect thereto.
          Advance Payment; Security Agreement. NewSight agrees to make payment in advance for all amounts required for WRT to provide services or to sell goods to NewSight, to the extent such services are hereafter requested in writing by NewSight, pursuant to the Meijer Agreement or otherwise until all amounts due from NewSight to WRT under the Note are paid in full. NewSight acknowledges and agrees that the Security Agreement by and between WRT and NewSight, effective October 12, 2007 (the “Security Agreement”), shall remain in full force and effect until all amounts due from NewSight to WRT are paid in full.
          Additional Credit. Except as WRT and NewSight may subsequently agree in writing, no additional credit shall be extended to NewSight by WRT pursuant to the Note or on trade credit terms.
          Asset Disposition. For as long as the Note is outstanding, NewSight will, subject to WRT’s execution of a reasonable and customary confidentiality agreement acceptable to NewSight, provide a weekly update of all discussions regarding any potential asset disposition involving WRT’s collateral in reasonable detail. Such confidentiality agreement shall prohibit WRT from contacting any third parties with whom NewSight is in discussions without NewSight’s written consent, or interfering with such discussions.
          WRT Disclosures. NewSight acknowledges that WRT is a publicly traded company with obligations to make filings with the SEC and to keep its shareholders reasonably informed with respect to business developments. NewSight agrees that WRT may discuss or disclose developments with respect to NewSight’s compliance with or default of its obligations to WRT under the Note; provided, however, in no event may it disclose any confidential information from the above-referenced weekly updates. WRT agrees to exercise reasonable efforts to provide NewSight with advance written notice of that portion of press releases that relate directly to NewSight, understanding that WRT has sole control of such releases.
          NewSight Financing Efforts. NewSight represents and warrants to WRT that it is currently using its best efforts, and will continue such efforts, to complete a financing transaction, in addition to any financing solely from Prentice or its affiliates, that would enable NewSight to repay the Note in full to WRT upon the amended maturity date set forth herein; provided, however, that termination by NewSight of its engagement agreement with Lazard Freres shall not constitute a default by NewSight under the Note or give rise to an acceleration of the New Maturity Date.
          Termination. This Letter Agreement shall terminate and all amounts owing by NewSight to WRT shall be due and payable immediately upon the occurrence of one or more of the below described events:
•	NewSight’s breach of or default under the Meijer Agreement, the Note (as amended hereby), the Security Agreement or this Letter Agreement (in each case, after giving effect to any applicable cure periods described therein); or

•	Completion of a financing transaction, excluding any financing of less than $3,000,000 solely from Prentice or its affiliates.
          Any termination of this Letter Agreement shall not impact WRT’s obligations under the confidentiality agreement described herein, which shall survive any termination of this Letter Agreement and remain in full force and effect.
          If the foregoing is in accordance with your understanding, please sign this letter in the space indicated below and return it to us for receipt not later than 5:00 PM Central Daylight Time on June 5, 2008, whereupon this Letter Agreement will become effective. The proposal contained herein will expire unless we have received this letter signed by you within the time period provided in the previous sentence or if sooner rejected.

Very truly yours, WIRELESS RONIN TECHNOLOGIES, INC.
/s/ Jeffrey C. Mack
Jeffrey C. Mack
Chairman of the Board, President and Chief Executive Officer

The foregoing is hereby
agreed to and accepted:

NewSight Corporation	Prentice Capital Management, L.P.
(solely with respect to the first
sentence of the fourth paragraph)

By: /s/ Robert K. Stewart	By: /s/ Matthew Hoffman

Title: Chief Financial Officer	Title: General Counsel

Exhibit A
Amounts Due and Owing as of the date of May 31, 2008:
Note Balance Due (including accrued but unpaid interest): $2,395,001
Meijer Network operating and maintenance fees for June 2008: $26,010
CBL Network operating and maintenance fees to date of: $8,875
Interest Payable as of May 31, 2008: $143,260
Amounts Payable after the date of this Letter Agreement:
Per diem interest payable on the Note until payment: 10% annually on average monthly note balance.
Meijer Network operating and maintenance fees: $26,010 payable on the first of each month in advance of service provision.